As filed with the Securities and Exchange Commission on April 23, 2018

Registration No. 333-177531

Registration No. 333-184462

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-177531)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-184462)

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REGIONAL HEALTH PROPERTIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Georgia	81-5166048
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

454 Satellite Blvd. NW

Suite 100

Suwanee, Georgia 30024

(678) 869-5116

(Address of Principal Executive Offices)

2004 Stock Option Plan of AdCare Health Systems, Inc.

2005 Stock Option Plan of AdCare Health Systems, Inc.

AdCare Health Systems, Inc. 2011 Stock Incentive Plan

(Full titles of the plan)

Brent Morrison
Interim Chief Executive Officer

Regional Health Properties, Inc.

454 Satellite Blvd. NW

Suite 100

Suwanee, Georgia 30024

(Name and Address of Agent For Service)

(678) 869-5116

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Lori A. Gelchion, Esq.

Rogers & Hardin LLP

229 Peachtree St. N.E.

Atlanta, Georgia 30303

(404) 522-4700

(404) 525-2224 (facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. Yes  ☐    No  ☐

EXPLANATORY NOTE

On September 29, 2017, AdCare Health Systems, Inc., a Georgia corporation, merged with and into its wholly owned subsidiary, Regional Health Properties, Inc., a Georgia corporation, with Regional Health Properties, Inc. as the surviving corporation. We refer to AdCare Health Systems, Inc. as the “Predecessor Registrant” and Regional Health Properties, Inc. as the “Registrant.” The merger occurred pursuant to an Agreement and Plan of Merger, dated as of July 7, 2017, which we refer to as the “merger agreement”, and was approved by the requisite vote of the holders of the common stock, no par value per share (“Predecessor Common Stock”), of the Predecessor Registrant at a special meeting of the shareholders of the Predecessor Registrant held on September 20, 2017. At 5:00 p.m., Eastern Time, on September 29, 2017, the effective time of the merger (the “Effective Time”), the Registrant succeeded to the assets, continued the business and assumed the obligations of the Predecessor Registrant immediately prior to the merger. Unless otherwise indicated, references to “we,” “us,” “our” and the “Company” refer to the Registrant, its subsidiaries and its predecessor, the Predecessor Registrant.

At the Effective Time, pursuant to the merger agreement, (a) each outstanding share of Predecessor Common Stock automatically converted into one share of common stock, no par value per share (“Common Stock”), of the Registrant, and (b) each outstanding share of 10.875% Series A Cumulative Redeemable Preferred Shares, no par value per share, of the Predecessor Registrant automatically converted into one share of 10.875% Series A Cumulative Redeemable Preferred Shares, no par value per share (“Series A Preferred Stock”), of the Registrant.

The issuance of the Common Stock and Series A Preferred Stock was registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Registrant’s registration statement on Form S-4 (File No. 333-216041), which was declared effective by the Securities and Exchange Commission (“SEC”) on August 1, 2017.  The shares of Common Stock and Series A Preferred Stock now trade on the NYSE American LLC under the symbols “RHE” and “RHEpA”, respectively.

At the Effective Time, the Registrant assumed, by operation of law or otherwise, all of the Predecessor Registrant’s obligations under the following plans (“Plans”):

•	2004 Stock Option Plan of AdCare Health Systems, Inc. (the “2004 Plan”);

•	2005 Stock Option Plan of AdCare Health Systems, Inc. (the “2005 Plan”); and

•	AdCare Health Systems, Inc. 2011 Stock Incentive Plan, as amended (the “2011 Plan”).

As of the Effective Time, all equity-based awards with respect to shares of Predecessor Common Stock granted pursuant to the Plans and related award agreements were converted into corresponding equity-based awards with respect to the same number of shares of Common Stock, in each case, in accordance with the terms of such Plans and related award agreements and subject to the same terms and conditions applicable to such awards prior to the merger.

These Post-Effective Amendments No. 1 (“Post-Effective Amendments”) pertain to the adoption by the Registrant of the following Registration Statements on Form S-8 of the Predecessor Registrant (collectively, the “Registration Statements”):

•

Registration No. 333-177531 covering 80,640 shares of Predecessor Common Stock in connection with the 2004 Plan, 179,800 shares of Predecessor Common Stock in connection with the 2005 Plan and 1,000,000 shares of Predecessor Common Stock in connection with the 2011 Plan; and

•	Registration No. 333-184462 covering an additional 1,000,000 shares of Predecessor Common Stock in connection with the 2011 Plan, as amended on June 1, 2012.

These Post-Effective Amendments are being filed by the Registrant pursuant to Rule 414 under the Securities Act, as the successor issuer to the Predecessor Registrant following the merger. In accordance with Rule 414(d), the Registrant, as successor to the Predecessor Registrant, hereby expressly adopts the Registration Statements as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act, as applicable, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, are incorporated by reference herein:

(a)	our Annual Report on Form 10-K for the year ended December 31, 2017;
(b)	our Current Reports on Form 8-K filed with the SEC on February 6, 2018, February 22, 2018, March 16, 2018 and April 20, 2018;
(c)	our Amendment No. 1 to Current Report on Form 8-K filed with the SEC on March 8, 2018; and
(d)	Description of the Common Stock contained in Exhibit 4.1 to the Current Report on Form 8-K filed October 2, 2017, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all of the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  The Registrant is not, however, incorporating, in each case, any documents or information that the Registrant is deemed to furnish and not file in accordance with SEC rules.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interest of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the amended and restated articles of incorporation (“Articles of Incorporation”), and the amended and restated bylaws (the “Bylaws”), of the Registrant and the General Business Corporation Code of the State of Georgia (“GBCC”), as such provisions relate to indemnification of the directors and officers of the Registrant. This description is intended only as a summary and is qualified in its entirety by reference to the Articles of Incorporation, the Bylaws and the GBCC.

Our Articles of Incorporation and Bylaws limit the liability of our officers and directors to the extent currently permitted by the GBCC.

Subsection (a) of Section 14-2-851 of the GBCC provides that a corporation may indemnify an individual who is party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (i) such individual conducted himself or herself in good faith; and (ii) such individual reasonably believed (A) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation, and (C) in the case of any criminal proceeding, that the individual had no reasonable cause to believe that such conduct was unlawful. Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. Notwithstanding the foregoing, pursuant to Section 14-2-854 of the GBCC, a court may order a corporation to indemnify a director if such court determines, in view of all the relevant circumstances, that it is fair and reasonable to indemnify or advance expenses to the director, even if the director has not met the relevant standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the GBCC, failed to comply with Section 14-2-853 of the GBCC, or was adjudged liable in a proceeding referred to in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the GBCC but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

Section 14-2-852 of the GBCC provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

Section 14-2-857 of the GBCC provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director. If the officer is not a director (or if the officer is a director but the sole basis on which he or she is made a party to the proceeding is an act or omission solely as an officer), the corporation may also indemnify and advance expenses to such officer to such further extent as may be provided by the articles of incorporation or the bylaws of the corporation, by a resolution of the board of directors of the corporation, or by contract, except for liability arising out of conduct that constitutes: (1) the appropriation, in violation of their duties, of any business opportunity of the corporation; (2) acts or omissions which involve intentional misconduct or a knowing violation of law; (3) the types of liability set forth in Section 14-2-832 of the GBCC; or (4) receipt of an improper personal benefit. An officer of a corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 of the GBCC and may apply to a court under Section 14-2-854 of the GBCC for indemnification or advances, in each case to the same extent to which a director may be entitled to indemnification under those provisions. Finally, a corporation may also indemnify an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation or bylaws, by general or specific action by its board of directors or by contract.

Our Bylaws provide that, to the fullest extent permitted by the GBCC, we shall indemnify an individual who is a party to a proceeding because he or she is or was a director or officer of ours, provided that this limitation of liability does not apply to any liability: (i) for any transaction in which the individual appropriated a business opportunity of ours; (ii) for any acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) under Section 14-2-832 of the GBCC (governing unlawful distributions to shareholders); or (iv) for any transaction from which the individual derived an improper personal benefit. Furthermore, our Bylaws provide for mandatory advancement of expenses provided that a director or officer provides: (A) a written affirmation of his good faith belief that his conduct does not constitute the kind of behavior with respect to which the Bylaws do not provide indemnification; and (B) his written undertaking to repay any funds advanced if it is ultimately determined that he is not entitled to indemnification under our Bylaws or the GBCC.

Item 7.  Exemption from Registration Claim.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Description

5.1	Opinion of Rogers & Hardin LLP

10.1

2004 Stock Option Plan of AdCare Health Systems, Inc. (Incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-8 (Registration No. 333-131542) filed October 27, 2011)

10.2

2005 Stock Option Plan of AdCare Health Systems, Inc. (Incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-8 (Registration No. 333-131542) filed October 27, 2011)

10.3

AdCare Health Systems, Inc. 2011 Stock Incentive Plan (Incorporated by reference to Exhibit 4.3 of the Registrant’s Registration Statement on Form S-8 (Registration No. 333-131542) filed October 27, 2011)

23.1	Consent of KPMG LLP, independent registered public accounting firm

23.2	Consent of Rogers & Hardin LLP (included in Exhibit 5.1)

24.1	Power of Attorney of certain directors and officers of the Registrant (set forth on the signature page of this registration statement)

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however , that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Rogers & Hardin LLP

10.1

2004 Stock Option Plan of AdCare Health Systems, Inc. (Incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-8 (Registration No. 333-131542) filed October 27, 2011)

10.2

2005 Stock Option Plan of AdCare Health Systems, Inc. (Incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-8 (Registration No. 333-131542) filed October 27, 2011)

10.3

AdCare Health Systems, Inc. 2011 Stock Incentive Plan (Incorporated by reference to Exhibit 4.3 of the Registrant’s Registration Statement on Form S-8 (Registration No. 333-131542) filed October 27, 2011)

23.1	Consent of KPMG LLP, independent registered public accounting firm

23.2	Consent of Rogers & Hardin LLP (included in Exhibit 5.1)

24.1	Power of Attorney of certain directors and officers of the Registrant (set forth on the signature page of this registration statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Suwanee, State of Georgia, on April 23, 2018.

REGIONAL HEALTH PROPERTIES, INC.

By:	/s/ Brent Morrison
Brent Morrison
Interim Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Brent Morrison and E. Clinton Cain as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Brent Morrison Brent Morrison	Director and Interim Chief Executive Officer (Principal Executive Officer)	April 23, 2018

/s/ E. Clinton Cain E. Clinton Cain	Senior Vice President, Interim Chief Financial Officer, Chief Accounting Officer and Controller (Principal Financial and Accounting Officer)	April 23, 2018

/s/ Michael J. Fox Michael J. Fox	Director	April 23, 2018

/s/ Kenneth W. Taylor Kenneth W. Taylor	Director	April 23, 2018

/s/ David A. Tenwick	Director	April 23, 2018
David A. Tenwick